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                                                                  EXHIBIT 10.3

   This Lease made this 1st day of November, 1996 by and between NEWMAN STREET ASSOCIATES, INC., of P.O. Box 518, Tawas City, Michigan 48764, hereinafter referred to as Lessor, and IVES BROADCASTING, INC., of 1491 M-32 West,
Alpena, Michigan 48700 hereinafter referred to as Lessee.

   Lessor is the owner of the developed property known as 130 Newman Street, City of East Tawas, Iosco County, Michigan, and more particularly described as:

   The lower floor of Lot 9 of Block 5 of Assessor's Plat of Blocks 4, 5, 18, and 19 of the City of East Tawas according to the plat thereof as recorded in Liber 5 of Plats, pages 19-21, Iosco County Records. EXCEPT that part thereof described as commencing at the Northwest corner of said Lot thence North 79 degrees 52' East along the north line of said Lot, 120.00 feet, thence south 9 degrees 28'36" East 44.78 feet, thence South 80 degrees 31'24" West 5.07 feet, thence South 9 degrees 28'36" East 0.33 feet, thence South 80 degrees 31'24" West 114.90 feet to the East street line of Newman Street, thence North 9 degrees 28'36" West along said East line 43.95 feet to the point of beginning, according to survey by James G. Campbell, R.L.S. #15397, dated June 9, 1973.

                                   SECTION 1

   Lessee desires to lease of the aforementioned real estate as described above and hereinafter referred to as the "premises".

                                   SECTION 2

   The term of this Lease shall commence on November 1, 1996, and end on July 31, 2000.

                                   SECTION 3

   The rent for the first year of said Lease shall be the sum of One Thousand Eighty-Seven and 50/100 Dollars ($1,087.50) per month plus seventy-five percent (75%) of the last years taxes will be applied toward the current year. (Adjustments will be made to reflect true and accurate yearly tax obligations before December 15 of each year.) Payments of rent and funds towards taxes shall be paid on the 1st day of each and every month. However, at the time of signing this agreement Lessee shall tender the first month's rent, the sum of one-twelfth of seventh-five percent (75%) of 1995 taxes, and the sum of One Thousand Six Hundred Thirty-One and 25/100 Dollars ($1,631.25) as a deposit and in the event Lessee fails to tender an additional month's rent and tax payment on or before September 1, 1996, said deposit will be forfeited and this Lease cancelled. Thereafter on the 1st day of each month Lessee shall tender an additional month's rent including the additional funds toward property taxes until July 31, 1997.

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Hundred Eighty Dollars ($1,180.00) per month and the Lessee shall tender said amount plus an additional One Hundred Thirty-Eight and 75/100 Dollars ($138.75) toward the deposit. Commencing August 1, 1998, the rent shall be increased to One Thousand Two Hundred Fifty Dollars ($1,250.00) per month and the Lessee shall tender said amount plus an additional One Hundred Twelve and 50/100 Dollars ($112.50) toward the deposit. Commencing August 1, 1999, the rent shall be increased to One Thousand Three Hundred Dollars ($1,300.00) per month and the Lessee shall tender said amount plus an additional Seventy-Five ($75.00) toward the deposit; until further increases are negotiated by the parties.

   Past due rents shall bear interest at the sum of seven percent (7%) per annum compounded annually.

                                   SECTION 4

   Lessor shall pay all real property taxes and assessments levied on the original premises. Lessee shall pay all business taxes, personal property taxes, and license fees when due.

                                   SECTION 5

   Lessee shall not assign this Lease nor sublet the premises to another party without the express written approval of Lessor, which shall not be unreasonably withheld. Lessee acknowledges that the premises, due to a prior contract, cannot be used as a hardware store. Violation of this provision shall be grounds for termination of the Lease and Lessor shall be entitled to immediate possession.

                                   SECTION 6

   Lessor and Lessee acknowledges that the premises is rented in an ""AS IS'' condition and Lessee accepts full responsibility for the remodeling of the interior of the premises. All remodeling shall be pursuant to the Michigan Building Code and all work shall be done by licensed contractors, electricians, and plumbers. Lessee agrees to pay any and all contractors in a timely and reasonable manner and will indemnify Lessor for any losses it incurs as a result of the Lessee' remodeling of the premises. Any improvements at the commencement of this lease or at the conclusion of this rental period (excluding trade fixtures that can be removed without harm to the building).

   Additionally, Lessee shall be responsible for all repairs required as the result of the negligent acts of Lessee or its agents including any improvements Lessee makes to the premises as set forth herein.

                                   SECTION 7

   Lessee shall be responsible for heat, water, lights, and shall be responsible for maintaining the bathroom.

                                       2

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   Lessor shall carry fire and other casualty insurance generally carried on the building and premises during the term of this Lease in an amount equal to prevent appraised value. Lessee shall furnish liability insurance in the amount of $100,000 and $300,000 for each injury to either employees or invitees on the business premises for each accident or occurrence and in addition Lessee shall carry such insurance as it deems necessary with regard to inventory, fixtures, and equipment.

                                   SECTION 9

   This Lease Agreement shall terminate in the event of a total condemnation by an authorized governmental agency. A partial condemnation shall only terminate the lease at the option of Lessees. In the event of a termination due to partial or total condemnation, then in that event, the rent that has been paid shall be prorated to the date of termination of the Lease.

   If the premises are damaged or destroyed by fire or other elements, Lessor, at its option, may immediately repair, rebuild, or restore the premises to the original condition. However, in the opinion of Lessor, if the premises cannot be repaired, restored, or rebuilt, in the exercise of due diligence within ninety days either party may cancel this Lease by written notice to the other. If the Lease is not cancelled the rent will abate until the premises is restored to a tenantable condition in proportion to the extent the premises are rendered untenantable. If the Lease is cancelled the pursuant to this condition the rent will abate to the date of cancellation in proportion to the extent the premises are untenantable and the unused portion would be promptly refunded to Lessee.

                                   SECTION 10

   Lessee acknowledges that it has examined the premises and agrees it is in satisfactory condition at the time Lessee enters into possession of the premises subject to the obligations of Lessee as stated in Paragraph 6. Lessor warrants that it holds Marketable Title thereto.

                                   SECTION 11

   Lessor shall, upon default with respect to any of the provisions of this Lease by Lessee, provide Lessee with written notice of any breach of the Lease terms or conditions and Lessee shall then have ten (10) days to either correct the condition, or commence corrective action if the condition cannot be corrected in ten (10) days. If the condition cannot be corrected in ten
(10) days, Lessee shall have a reasonable time to complete the correction. Lessee shall, upon default with respect to any of the provisions of this Lease by Lessor, provide Lessor with written notice of any breach of the Lease terms or conditions and Lessor shall then have ten (10) days to either correct the condition, or commence corrective action if the condition cannot be corrected in ten (10) days. If the condition cannot be corrected in ten
(10) days, Lessee shall have a reasonable time to complete the correction. Lessee shall, upon default with respect to any of the provisions of this Lease by Lessor, provide Lessor with written notice of any breach of the Lease terms or conditions and Lessor shall have ten (10) days to either correct the condition, or commence corrective action if the condition cannot be corrected in ten (10) days, Lessor shall have a reasonable time to complete the

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correction. In the event Lessor or Lessee breaches any terms of the Lease and are not cured in a timely manner pursuant to the above referenced notice, then in that event, either party may commence action the 81st District Court for termination of the Lease and/or damages.

                                   SECTION 12

   Lessor and Lessee agrees that smoking on the premises is a hazard to the Leasehold premises and customers; and therefore Lessee agrees to prohibit smoking in the Leased premises under its control.

                                   SECTION 13

   Any and all remedies provided to Lessor or Lessee for the enforcement of the provisions of this Lease are cumulative and not exclusive, and either party shall be entitled to pursue their rights enumerated in this Lease or remedies authorized by law, or both.

   IN WITNESS WHEREOF, the parties have executed this Lease on the days and year below written.

Dated:   November 1, 1996
      ----------------------

WITNESSES:                             NEWMAN STREET ASSOCIATES, INC.,
                                       Lessor

  /s/ Wendy L. Palumbo                   /s/ Charles C.A. Pinkerton
----------------------------           ------------------------------
    Wendy L. Palumbo                   By: Charles A. Pinkerton, III
                                           President

  /s/ Shelley A. Huntly                     /s/ Carl B. Babcock
----------------------------           ------------------------------
   Shelley A. Huntly                   By: Carl B. Babcock, Secretary

Dated:   November 1, 1996
      ----------------------

WITNESSES:                             IVES BROADCASTING, INC.
                                       Lessee

                                            /s/ Robert Currier
----------------------------           -------------------------------
                                       By: Robert Currier, President/Chairman


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DRAFTED BY: MYLES AND TYLER, Law Offices By: Kenneth J. Myles, 502 Lake
Street, P.O. Box 518, Tawas City, Michigan; Telephone (517) 362-4405.
(sah)misc\newman\lease.wpd

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